UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
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FLEXSTEEL INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877
October 26, 2021
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders of Flexsteel Industries, Inc. to be held virtually via live webcast on Wednesday, December 8, 2021, at 10:00 a.m. Central Time, at www.virtualshareholdermeeting.com/FLXS2021. Given the public health impact of the COVID-19 pandemic and our desire to support the health and well-being of our shareholders, employees, and directors, we have decided to hold this year’s annual meeting in a virtual format only. Instructions regarding virtual meeting attendance are set forth in the Notice below.
Shareholders at the close of business on Tuesday, October 12, 2021, will be able to participate in the virtual meeting online, vote shares electronically, and submit questions in the virtual meeting forum before and during the meeting. Prior to the meeting, you may vote your shares and submit pre-meeting questions online by visiting www.proxyvote.com and following the instructions on your proxy card.
We have elected to take advantage of the “notice and access” rules of the Securities and Exchange Commission to furnish most of our shareholders with proxy materials over the internet. These rules allow us to provide you with the information you need, while reducing printing and delivery costs.
Your vote on the proposals is important. Whether or not you attend the meeting, we encourage you to vote your shares in order to make certain that you are represented at the meeting. You may vote over the internet, as well as by telephone, or if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.
Sincerely,

Thomas M. Levine
Chairman of the Board
Record Date:	Tuesday, October 12, 2021
Date of Meeting:	Wednesday, December 8, 2021
Time:	10:00 a.m. Central Time
Place:	Held virtually online via live webcast at
www.virtualshareholdermeeting.com/FLXS2021
IMPORTANT
Whether you own one share or many, each shareholder is urged to vote by internet or telephone, or if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are furnishing our proxy materials on the Internet. “Proxy materials” means this proxy statement, our 2021 Annual Report and any amendments or updates to these documents. Our proxy materials are available on the Internet to the general public at http://materials.proxyvote.com/FLXS2021.

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held December 8, 2021
TO THE SHAREHOLDERS:
The annual meeting of shareholders of Flexsteel Industries, Inc. will be held virtually via live webcast on Wednesday, December 8, 2021, at 10:00 a.m. Central Time, or at any adjournment or postponement thereof. You will be able to attend the annual meeting online, listen to the meeting live, submit questions and vote by visiting www.virtualshareholdermeeting.com/FLXS2021 and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).
The meeting will be held for the following purposes:
1.
To elect three Class II Directors to serve until the 2024 annual meeting and until their respective successors have been elected and qualified or until their earlier director class reassignment, resignation, removal, retirement or termination.

2.	To consider and vote upon an advisory proposal concerning our executive compensation program.
3.	To consider a proposal to amend Article V, Section 3 of the Amended and Restated Bylaws to increase from 72 to 75 the age a person must be less than to be elected or appointed as a director.
4.	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.
October 12, 2021 has been fixed as the record date for the determination of common shareholders entitled to notice of, and to vote at, the virtual annual meeting. Only holders of record at the close of business on that date will be entitled to vote at the meeting or any adjournments or postponements of the meeting.
Whether or not you plan to attend the meeting, please vote by internet or telephone, or if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS

Derek P. Schmidt
Secretary
October 26, 2021
IMPORTANT
Please vote by internet or telephone, or if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

PROXY STATEMENT
Annual Meeting of Shareholders to be Held December 8, 2021
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This proxy statement and the proxy are solicited on behalf of the Board of Directors (the “Board”) of Flexsteel Industries, Inc. to be used at the annual meeting of shareholders to be held virtually on Wednesday, December 8, 2021, and any adjournments or postponements thereof, for the purposes set forth in the notice of meeting accompanying this proxy statement. The Company will pay the cost of the solicitation of proxies.
The mailing address of the corporate office and principal executive office of the Company is P.O. Box 877, Dubuque, Iowa 52004-0877. The approximate date on which this proxy statement and accompanying proxy card are first available to shareholders is October 26, 2021.
Meeting Purposes
At the meeting, shareholders will elect three Class II Directors, Mary C. Bottie, Kathryn P. Dickson, and Eric S. Rangen, for three-year terms expiring at the shareholders’ meeting in 2024. In addition, the Board is asking the shareholders to approve the compensation of our named executive officers by advisory vote and consider a proposal to amend Article V, Section 3 of our Amended and Restated Bylaws to increase from 72 to 75 the age that a person must be less than to be elected or appointed as a director. We do not expect that any other business, except for routine or procedural matters, will be brought up at the meeting. If any other business is properly brought up at the meeting, the persons named in the enclosed proxy will have authority to vote on these matters at their discretion.
Proxy Materials Available on Internet
In an effort to reduce the cost of delivering the proxy materials to our shareholders, we are making the materials available to our shareholders on the internet. On or about October 26, 2021, we sent shareholders a one-page “Notice of Internet Availability of Proxy Materials,” which included instructions on how to access our proxy materials on the Internet. The proxy materials, consisting of this proxy statement and our fiscal 2021 annual report to shareholders, are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote your shares. By making the materials available through the internet, we expect to reduce our costs, conserve natural resources, and expedite the delivery of the proxy materials. However, if you prefer to receive hard copies of the proxy materials, please follow the instructions included on the Notice of Internet Availability of Proxy Materials.
Voting
Only shareholders of record at the close of business on October 12, 2021, the record date, will be eligible to vote. There is only one class of stock entitled to vote at the meeting, our common stock, $1.00 par value, of which there were 6,797,024 shares outstanding on the record date. A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting. Each share is entitled to one vote for each director position; cumulative voting is not available. We encourage you to vote by telephone or on the internet. If your shares are held in your name, you can vote by telephone or on the internet by following the instructions on the proxy card or as explained in the Notice of Internet Availability of Proxy Materials. If you are a beneficial holder with your shares held in the name of your broker, bank, or other financial institution, you will receive telephone or internet voting instructions from the institution. If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you received and returning the cards in the enclosed envelope. The proxies will be voted according to your directions on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:
•	FOR the election of Mary C. Bottie, Kathryn P. Dickson, and Eric S. Rangen (Proposal I);
•	FOR approval, on an advisory basis, of the compensation of the named executive officers (Proposal II); and
•	FOR approval to amend Article V, Section 3 of our Amended and Restated Bylaws to increase from 72 to 75 the age a person must be less than to be elected or appointed as a director. (Proposal III).

If you sign and return your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. We urge you to sign, date, and return your proxy card promptly, or vote by telephone or on the internet, even if you plan to attend the virtual meeting via live webcast. If you do attend the virtual meeting, you will be able to vote your shares at the meeting even if you previously signed a proxy card or voted by telephone or on the internet. However, if you hold your shares in street name you must request a legal proxy from your broker or nominee to vote in person at the virtual meeting.
Shares Held by Broker
If you hold your shares through a broker, bank, or other financial institution, you will receive your proxy materials and voting instructions from the institution. Your broker, bank, or financial institution will not vote your shares for any of the proposals without your specific instructions. To ensure your vote is counted, you must provide directions to your broker, bank, or financial institution by following its instructions.
Changing Your Vote
If you wish to change your vote, you may do so by submitting a new vote by proxy, telephone, or internet. A later vote will cancel an earlier vote. For example, if you vote by internet and later vote by telephone, the telephone vote will count, and the internet vote will be canceled. If you wish to change your vote by mail, you should request a new proxy card from our Secretary at P.O. Box 877, Dubuque, Iowa 52004-0877. Your last vote received before the meeting will be the only one counted. You may also change your vote by voting via internet during the meeting. Your vote during the meeting will count and cancel any previous vote.
Vote Required
Votes cast by proxy or in person will be counted by the inspector of election appointed for the meeting, who will be present at the meeting. With respect to Proposal I, the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of the director nominees named in this proxy statement. In determining a quorum, a “WITHHELD” vote will be counted, but will not be voted in favor of the nominee with respect to whom authority has been withheld. The three nominees that receive the highest number of “FOR” votes will be elected.
With respect to Proposal II and Proposal III, the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required. Accordingly, an abstention on Proposal II or Proposal III will have the same effect as voting “against” the matter.
While the Board knows of no other matter to be presented at the meeting or any adjournment or postponement of the meeting, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxies.
Number of Copies Sent to Household
For two or more shareholders sharing the same address that do not participate in the electronic delivery of proxy materials, we only send your household a single copy of our annual report and proxy statement unless you previously withheld your consent to “householding” or instruct us otherwise. Householding saves us the expense of mailing duplicate documents to your home and conserves our natural resources, and we hope that receiving one copy rather than multiple copies is more convenient for you. However, we will promptly provide additional copies of our fiscal 2021 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Office of the Secretary, Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877, or you may call us at 563-556-7730 to request additional copies. Copies of the annual report, proxy statement, and other reports we file with the SEC are also available on our website at https://ir.flexsteel.com/financial-information/sec-filings or through the SEC’s website at www.sec.gov.
You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 866-540-7095, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PROPOSAL I
ELECTION OF DIRECTORS
Our Amended and Restated Articles of Incorporation permit the election of 13 directors. The Board currently consists of seven persons divided into three classes. At each annual meeting, the terms of one class of directors expire and persons are elected to that class for terms of three years or until their respective successors are duly qualified and elected or until their earlier director class reassignment, resignation, removal, retirement or termination. The Nominating and Governance Committee believes that as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.
Set forth below is information with respect to all Board members, including the nominees, their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Flexsteel director and their age as of October 26, 2021.
The Board believes that the directors listed below come from a wide variety of business backgrounds, possess highly ethical standards, uncompromising integrity, operate in the best interest of the shareholders, and the majority are independent as defined by the Nasdaq Stock Market listing standards.
On June 14, 2021, the Board appointed Kathryn P. Dickson to the Board to serve as a Class II Director. The Board has determined that with respect to the election of directors at the 2021 annual meeting, the Board shall continue to consist of seven members and has nominated, based on the recommendation of the Nominating and Governance Committee, Mary C. Bottie, Kathryn P. Dickson and Eric S. Rangen for election as Class II Directors of the Company.
The Class II Directors’ next term expires at the 2024 annual meeting or upon their respective successors being elected and qualified or until their earlier director class reassignment, resignation, removal, retirement or termination. It is the intention of the proxies named herein to vote FOR these nominees unless otherwise directed in the proxy.
DIRECTORS NOMINATED FOR ELECTION, CLASS II
Mary C. Bottie Age 63 Director since 2003
Ms. Bottie was formerly a Motorola Inc. Vice President holding positions in general management, marketing, and training and education. During Ms. Bottie’s tenure from 1983 to 2007, she led a division of Motorola in the North America Enterprise and Canadian Government markets, directing all sales, field engineering and system integration personnel. Ms. Bottie also led the marketing organization for a $3 billion sector of the company. She was recognized for the creation of an award-winning sector-level crisis simulation program, global ethics program and leadership resulting in the Malcolm Baldridge National Quality Award.

Ms. Bottie has a Bachelor of Science degree in Education from the University of Wisconsin. Ms. Bottie brings expertise in general management, global operations, marketing, and human resources to the Board.

Kathryn P. Dickson Age 56 Director since 2021
Ms. Dickson served as President of Manitoba Harvest, a global company that manufactures and markets plant-based-protein foods and beverages, from 2019 to 2020. Prior to Manitoba Harvest, Ms. Dickson served as Senior Vice President for Mattel, Inc., a global learning, development, and play company, and President of its American Girl subsidiary from 2016 through 2018. Prior to Mattel, Ms. Dickson served as Chief Marketing Officer for News America Marketing, a consumer-focused marketing business, from 2015 to 2016. Prior to News America Marketing, Ms. Dickson served in increasingly responsible roles over more than 23 years at General Mills, Inc., a global manufacturer and marketer of branded consumer foods. Her leadership there included Vice President/Marketing Excellence, and Vice President/Business Unit Director for global brands including Betty Crocker, Pillsbury, and Old El Paso. Ms. Dickson was a member of the Cooper Tire & Rubber Board of Directors from 2018 to June 7, 2021.

Ms. Dickson has a Bachelor of Science degree from the United States Air Force Academy, and an MBA from UCLA. She served as an officer in the U.S. Air Force, where she achieved the rank of Captain. Ms. Dickson brings expertise in driving growth through omnichannel and digital strategies, global expansion, brand revitalization and innovation to the Board.

Eric S. Rangen Age 64 Director since 2002
Mr. Rangen has been President and Chairman of LTC Reinsurance PCC, a protected cell captive insurance company, since 2017. He previously served as Executive Vice President – Strategic Initiatives of Optum, a division of UnitedHealth Group Inc., from 2015 to 2017, and held the role of Senior Vice President and Chief Accounting Officer at UnitedHealth Group Inc. from 2006 to 2015. He served as Executive Vice President and Chief Financial Officer at Alliant Techsystems Inc., a publicly traded advanced weapons and space systems company, from 2001 to 2006, and was with Deloitte & Touche LLP, an international accounting firm, from 1983 to 2001, leaving as a Partner. Mr. Rangen is a past director of Global Defense Technology & Systems Incorporated.

Mr. Rangen has a Bachelor of Science degree in Business from the University of Minnesota.

Mr. Rangen brings experience in finance, accounting, general management, and human resources to the Board.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE
2022 ANNUAL MEETING, CLASS III
William S. Creekmuir Age 66 Director since 2019
Mr. Creekmuir is the owner and President of Pinnacle Search Partners, LLC, a global executive search firm, and has served in that capacity since December 2015. Mr. Creekmuir has been a director and partial owner of Iconics Custom Signage, LLC since October 2017, and a partial owner of Our House Designs, LLC since January 2020. He is a director of Party City Holdco Inc., the leading party goods and Halloween specialty retailer by revenue in North America and the world’s largest vertically integrated supplier of decorated party goods, since March 2016; he is also Chair of its Audit Committee. Mr. Creekmuir served as Executive Vice President and Chief Financial Officer of private equity-owned Simmons Bedding Company from 2000 to 2011, and publicly traded LADD Furniture, Inc., a furniture manufacturer, from 1992 to 2000. His earlier years were spent with KPMG LLP, where he was a Partner and held responsibilities in both the United States and Ireland.

Mr. Creekmuir has a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill. Mr. Creekmuir brings experience in corporate finance, accounting, talent management and the home furnishings industry to the Board.

Jerald K. Dittmer Age 64 Director since 2018
Mr. Dittmer joined the Board following his appointment to President and Chief Executive Officer of the Company in December 2018. During 2018, Mr. Dittmer was the Chief Executive Officer of Austin Business Furniture, a regional office furniture dealership. From 2008 to 2017, Mr. Dittmer served as Executive Vice President of HNI Corporation, a publicly traded office furniture manufacturer and the world’s leading hearth products company, and President of The HON Company, a large office furniture designer and manufacturer serving independent dealers, wholesalers and national suppliers. He drove overall strategy to transform go-to-market capabilities, including its e-commerce initiatives, which resulted in significant profitable sales growth. Previously, Mr. Dittmer held several leadership roles, including Chief Financial Officer at HNI Corporation, from 1991 to 2008. As Chief Financial Officer, he was responsible for HNI’s domestic and international finance, accounting, treasury, tax, enterprise risk management, internal audit, and information technology. He also played an instrumental role in accelerating the company’s growth rate through acquisitions in the U.S. and Canada.

Mr. Dittmer is a graduate of Iowa State University, where he obtained a Bachelor of Science in Industrial Administration with an emphasis in Accounting, and has also completed executive education programs at the University of Michigan and Northwestern University. Mr. Dittmer brings more than 30 years of experience in the furniture industry, including top leadership positions overseeing corporate operations, planning, acquisitions and finance to the Board.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE
2023 ANNUAL MEETING, CLASS I
Matthew A. Kaness Age 48 Director since 2019
Mr. Kaness was a member of the US Advisory Board of Afterpay, Ltd., a global technology-driven payments company, from 2018 to 2021. Mr. Kaness served as interim Chief Executive Officer of Lucky Brand Dungarees, Inc., a clothing manufacturer and marketer, from September 2019 to July 2020 and as Executive Chairman from January 2020 to July 2020. On July 3, 2020, Lucky Brand filed for protection under Chapter 11 of the federal bankruptcy laws, and on August 12, 2020, the U.S. Bankruptcy Court for the District of Delaware approved the purchase of Lucky Brand by SPARC Group LLC. He was the President and Chief Executive Officer of ModCloth, Inc., a fashion e-commerce company, from 2015 to 2017, which was sold to Walmart. From 2017 to 2018, Mr. Kaness was an officer in Walmart’s US e-commerce division. Previously, he was the Chief Strategy Officer at Urban Outfitters, Inc., an international fashion and lifestyle omni-channel retailer.

Mr. Kaness holds a Bachelor of Science degree in Mechanical Engineering from the Catholic University of America and an MBA from the Darden Graduate School of Business at the University of Virginia. Mr. Kaness brings experience in corporate development, general management, e-commerce and digital transformation to the Board.

Thomas M. Levine Age 72 Director since 2010
Mr. Levine has been an Independent Management Advisor from 1995 to present. Previously at Fostin Capital Corp., a venture capital investment management company, he held the position of Executive Vice President from 1982 to 1999. Prior experience includes Vice President of Foster Industries, Inc., a private investment company, from 1982 to 1994, and the corporate law firm of Berkman Ruslander Pohl Lieber & Engel from 1974 to 1982, where he was a Partner of the firm from 1980 to 1982.

Mr. Levine has a Bachelor of Arts degree from Colgate University and a Juris Doctor degree from the University of Chicago Law School. Mr. Levine brings experience in general management, business and legal matters to the Board.

All nominees named above have consented to serve as directors if elected. In the event any of the nominees should fail to stand for election, the persons named as nominees in the enclosed form of proxy intend to vote for substitute nominees as may be selected by the Board. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
The Board recommends a vote FOR its director nominees named in this Proxy Statement.

PROPOSAL II

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act requires public companies to conduct a separate shareholder advisory vote on executive compensation. While this advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs. At the 2019 shareholders’ meeting, a plurality of our shareholders voted to perform a say-on-pay vote every year. After consideration of the voting results, the Board determined that the Company will conduct future shareholder advisory votes regarding compensation awarded to its named executive officers on an annual basis until the next advisory shareholder vote on the frequency of these advisory votes is held, which is currently required to be held at least once every six years.
In accordance with Section 14A of the Securities Exchange Act, we are asking shareholders to approve the following advisory resolution at the 2021 annual meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Executive Compensation section, including the summary compensation table and related narrative disclosure in the Proxy Statement for the Company’s 2021 annual meeting.
The Board of Directors recommends that you vote FOR adoption of the resolution approving the compensation of our named executive officers.

PROPOSAL III
APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
The Company is proposing an amendment to its Amended and Restated Bylaws to provide that a person must be less than age 75 to be elected or appointed as a director. The Amended and Restated Bylaws currently provide that a person must be less than age 72 to be elected or appointed as a director.
The Board believes it is in the best interest of the Company to change director age eligibility to provide additional continuity of leadership to the Board while minimally impacting the goal of periodic Board refreshment. The Nominating and Governance Committee considers the annual board member evaluations when making re-nomination decisions.
Any future change to director age eligibility will continue to be subject to the approval of two-thirds of the entire Board and, as required by Minnesota law, the approval of shareholders.
Our Board recommends that the first sentence of Article V, Section 3 of the Amended and Restated Bylaws be amended to read as follows:
“No person may be elected or appointed to serve as a Director of the company unless that person is less than seventy-five years of age.”
The Board recommends a vote FOR the proposal to approve the amendments to the Amended and Restated Bylaws. Unless otherwise specified, the proxies solicited by the Board will be voted FOR the proposal.

DIRECTOR COMPENSATION
Our non-executive directors received annual compensation as shown in the table below. There are no additional meeting fees. The Chairman of the Board and members of our committees receive additional compensation due to the workload and broad responsibilities of these positions. All compensation is paid quarterly.
The following table sets forth the cash and non-cash compensation for fiscal 2021 awarded to or earned by each of our directors who is not also a named executive officer.
Name(1)	Fees earned or paid in cash ($)(2)	Stock awards ($)(3)	Total ($)
Thomas M. Levine – Board Chair	116,813	59,969	176,782
Mary C. Bottie	55,125	59,969	115,094
William S. Creekmuir	59,125	59,969	119,094
Kathryn P. Dickson	15,000	17,464	32,464
Matthew A. Kaness	54,563	59,969	114,532
Eric S. Rangen	53,063	59,969	113,032
(1)	As of June 30, 2021, each director who is not an employee had the following stock options outstanding; Mr. Levine, 5,500; and Mr. Rangen, 10,500.
(2)
Each non-executive director is paid a retainer at the rate of $55,000 per year. In addition, the Chairman of the Board is paid an additional retainer of $90,000 per year. The Audit and Ethics Committee Chair is paid a retainer of $15,000 per year. The Compensation Committee Chair is paid a retainer of $10,000 per year. The Nominating and Governance Committee Chair is paid a retainer of $8,000 per year. Audit and Ethics Committee members receive an additional retainer of $7,500 per year. Compensation Committee members receive an additional retainer of $5,000 per year. Nominating and Governance Committee members receive an additional retainer of $4,000 per year. Due to COVID-19 expense management, director cash compensation fees were reduced by 50% from June 1, 2020 through October 1, 2020.

(3)
Each director receives a quarterly stock grant with a value of $17,500, rounded to the nearest share, with no additional vesting requirements. Directors are expected to accumulate Flexsteel shares of common stock valued at three times the annual Director cash compensation.

CORPORATE GOVERNANCE
Director Independence
Our Board of Directors is currently comprised of seven members including one executive director. The Board has determined that the following directors, which constitute a majority of the Board of Directors, are independent directors as defined by The Nasdaq Stock Market listing standards: Mary C. Bottie, William S. Creekmuir, Kathryn P. Dickson, Matthew A. Kaness, Thomas M. Levine, and Eric S. Rangen. The independent directors meet periodically in executive session as part of a Board meeting.
Board Meeting Attendance
During the fiscal year ended June 30, 2021, ten meetings of the Board were held. All of the directors of the Company attended 100% of the meetings of the Board and 100% of the committee meetings on which they served. The Company does not have a formal policy regarding attendance by Board members at the Company’s annual meeting, but the Board encourages all its members to attend the annual meeting of shareholders. All the serving members of the Board of Directors attended the prior year’s annual meeting.
Committees of the Board
Subject to our Bylaws, applicable law and regulatory requirements, the Board may establish additional or different committees from time to time. Our Board has established three standing committees: Audit and Ethics Committee, Compensation Committee, and Nominating and Governance Committee. The charters of all three committees are available at https://ir.flexsteel.com/corporate-governance/governance-overview. The principal duties of the three committees are set forth below.
Audit and Ethics Committee – Appoints and confers with the independent registered public accounting firm on various matters, including the scope and results of the audit; authorizes special reviews or audits; reviews and approves quarterly and annual SEC filings; reviews internal auditing procedures and the adequacy of internal controls; and reviews policies and practices relating to compliance with laws, conflicts of interest and ethical standards of the Company. The committee held four meetings during the fiscal year ended June 30, 2021. The Committee members are William S. Creekmuir - Chair, Matthew A. Kaness, and Eric S. Rangen. The Board has determined that William S. Creekmuir, Matthew A. Kaness and Eric S. Rangen qualify as “audit committee financial experts” within the meaning of the Securities Exchange Act of 1934, as amended, referred to as the “1934 Act.”
Compensation Committee – Reviews performance, compensation and benefits of all executive officers; approves all equity compensation; develops and maintains succession planning policies and criteria for executive officers; and makes recommendations regarding Board compensation. The committee from time to time delegates authority to the chief executive officer to grant a limited number of awards under the Omnibus Stock Plan to persons that are not executive officers. For fiscal 2021, the committee obtained advice from the independent consulting firm Meridian Compensation Partners, LLC, referred to as “Meridian” which was hired by the committee. The committee sought Meridian’s advice on adjustments to executive compensation and award grants due to the implications of COVID-19, director compensation benchmarks and components and increasing the number of shares authorized and amending award terms, under the Omnibus Stock Plan. The committee held nine meetings during the fiscal year ended June 30, 2021. The committee members are Mary C. Bottie – Chair, Kathryn P. Dickson and Eric S. Rangen.
Nominating and Governance Committee – Recommends directors and reviews qualifications of director candidates; evaluates Board and individual director performance; develops and recommends a succession plan for the Board; reviews and recommends the practices, policies and procedures of the Board; conducts new Board member orientation and ongoing education for Board members; and reviews corporate responsibility, diversity and sustainability. The committee held twelve meetings during the fiscal year ended June 30, 2021. The Committee members are Matthew A. Kaness – Chair, Mary C. Bottie and William S. Creekmuir.
Board Leadership Structure
The Board elected an independent director, Mr. Levine, to serve as Chair of the Board. Our Bylaws provide that the Chair of the Board may be an independent director or the Chief Executive Officer of the Company. In making leadership determinations, the Board considers many factors including the specific needs of the business and what is in the best interest of our shareholders. The Board believes that presently it is in the best interest of the Company that the positions of Chair of the Board and Chief Executive Officer are separate. The Board believes that this separation is presently appropriate as it allows the Chief Executive Officer to focus primarily on strategy, leadership and execution of operations, while the Chair of the Board can focus on leading the Board.
Ability of Shareholders to Communicate with the Board of Directors
The Board has provided the means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, email or telephone, should be directed to the Secretary of the Company at P.O. Box 877, Dubuque, Iowa 52004-0877, or telephone number of (563) 556-7730 or email investors@flexsteel.com. Unsolicited advertisements or invitations to conferences or promotional material, at the discretion of the Secretary, may not be forwarded to the directors.
Risk Oversight
The Board of Directors is responsible for consideration and oversight of risks facing Flexsteel. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review strategic, operational, financial, compensation and compliance risks with senior management. The Audit and Ethics Committee establishes, reviews and periodically updates the Guidelines for Business Conduct to ensure compliance with all applicable rules and regulations, and that management has established a system of enforcement. The Audit and Ethics Committee regularly evaluates financial and accounting risk exposures, the controls management has implemented, and reviews our insurance programs. The Compensation Committee considers risks in the design of compensation programs for our executive officers. The Nominating and Governance Committee is responsible for identification, monitoring, and disclosure of enterprise risks.
Code of Ethics
The Company has a written code of ethics titled Guidelines for Business Conduct. The code of ethics applies to the Company’s directors and employees. The code of ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code of ethics. The Guidelines for Business Conduct is available on the Company’s website at https://ir.flexsteel.com/corporate-governance/governance-overview. The Company intends to post any amendments to its code of ethics at this location on its website.
Related Party Transaction Policy
The Audit and Ethics Committee of the Board of Directors has adopted a written policy regarding transactions with related parties. In accordance with the policy, the Audit and Ethics Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of the Flexsteel directors or executive officers, certain shareholders and any of their respective immediate family members. The policy applies to transactions in which Flexsteel is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under the policy, all material information related to any covered transaction is to be disclosed to the Audit and Ethics Committee. The Audit and Ethics Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable, on terms no less favorable to Flexsteel than could be obtained in a comparable arms-length transaction with an unrelated third party and in the best interests of Flexsteel. There were no reportable transactions during the fiscal year ended June 30, 2021.
Environmental, Social and Governance (“ESG”) Practices
As a leading furniture manufacturer in the U.S., the Company is committed to conducting business in a manner that incorporates effective environmental, social, and governance (ESG) practices to improve our long-term sustainability and results. Our governance efforts are described throughout this Proxy Statement and our environmental and social practices are summarized below.
The Company recently engaged Nasdaq’s ESG Advisory Practice to help develop an effective ESG program that is reflective of stakeholder expectations, and the Board of Directors is reviewing committee charters to expressly integrate responsibility over sustainability programs and initiatives into the appropriate committees.

Environmental and Sustainability Matters
All Company stakeholders hold responsibility to protect and improve our environment. Together, we are committed to leading initiatives across the company focused on reducing the impact our operations and products have on the environment and natural resources.
Our current practices include initiatives to reduce solid waste generation, volatile organic compound emissions, and hazardous waste materials. We actively review product content for sustainable materials and supply chain processes. Participation in sustainable forestry practices is encouraged by suppliers of wood products where appropriate. Additionally, responsible recycling practices and energy efficiency programs are championed throughout the organization to reduce our consumption of valuable resources. In the past year, the Company has joined the Sustainable Furnishings Council to identify and promote additional best practices to advance our sustainability. The Company also is a member of the American Home Furnishings Alliance, the premier authority and advocate on all health, safety, and environmental information related to home furnishings.
We have resources employed to ensure compliance with all applicable local, state and federal environmental and safety laws and regulations, and we require all of our suppliers to comply with applicable environmental and safety laws and regulations. We monitor our performance under these programs through both internal and supplier audits.
In fiscal 2022 and beyond, we plan to further enhance our environmental and sustainability efforts by:
•	Establishing an internal working team to advance our improvement efforts related to sustainability and our environmental impact;
•	Establishing quantifiable goals to support our environmental improvement efforts and developing internal scorecards to measure progress against our goals;
•	Developing a long-term vision for environmental sustainability; and
•	Increasing the amount of environmental and sustainability information we share with the public and investment community.
Social Matters
The Company and its subsidiaries are committed leaders in social responsibility, actively promoting an environment where each employee is valued and treated with respect, creating a safe, equitable and inclusive environment for all employees, and addressing community needs. These values are embedded in the day-to-day operation of our business and outlined in our Guidelines for Business Conduct and supporting policies.
Our Employees -- We are committed to providing an inclusive environment focused on the safety, personal welfare, and professional development of all employees. Corporate and local policies ensure that employees enjoy a safe and clean workplace free of harassment, discrimination, and violence. Employee engagement and contributions are recognized with competitive compensation and benefits and ongoing growth opportunities within the organization. The Company provides for equal employment opportunity.
Our Communities -- We believe in making the communities around us stronger. By partnering with community outreach and development organizations, we share our business and operational knowledge to improve growth opportunities for others outside of the Company. It is through the contributions of employee time and charitable giving that we work to strengthen the communities around us.
Our Suppliers -- We actively partner with suppliers that align with our business and social values. We expect suppliers to meet all legal requirements, offer a safe working environment free of harassment and violence to employees, engage in ethical employment practices, actively work to minimize negative impacts on the environment, and support the communities in which they operate. These expectations are documented in our Supplier Code of Conduct.
In fiscal 2022 and beyond, we intend to continue to strengthen our social responsibility and implement related initiatives, such as:
•	Establishing quantifiable goals to support improvement efforts related to our social impact and developing internal scorecards to measure progress against our goals;

•
Continue leveraging our recruiting practices and internal evaluation systems, to identify, recruit and develop employees who are gender, racially and ethnically diverse for internal advancement opportunities; and

•	Continue utilizing structured evaluation methods to identify qualified candidates who are gender, racially and ethnically diverse for Board director roles.
Stock Option, Restricted Stock Unit, and Restricted Share Granting Policy
The Compensation Committee has formalized its stock option, unit and share granting practices by adopting a policy for the grant of stock options, restricted units and restricted shares. The policy reflects the Compensation Committee’s long-standing approach to grants described in the Executive Compensation section under the Omnibus Stock Plan. In addition, the policy provides, among other things, that all grants must be approved by the Compensation Committee or its designee; the grants may not be awarded to a current director, officer or employee during any quarterly or other blackout period as defined in our insider trading policy; and the exercise price for any stock options granted will be equal to the last sale price per share of our common stock as reported on The Nasdaq Stock Market on the grant date. The policy also specifies procedures for granting stock options, restricted units or restricted shares to newly hired executive officers; and that any program, plan or practice to time or to select the grant dates of stock options, restricted units or restricted shares in coordination with the release by us of material non-public information is prohibited.
Stock Ownership Guidelines
The Board adopted Stock Ownership Guidelines for its Section 16 executive officers, nonemployee directors of the Board, officers of the Company, and all other employees that receive stock-based compensation. These individuals are expected to accumulate Flexsteel shares of common stock valued in the following amounts:
•	Directors:	Three times annual director cash compensation
•	Chief Executive Officer:	Four times base salary
•	Executive Officers:	Two times base salary
•	Officers:	Base salary
•	Key Associates:	One-half of base salary
Ownership includes direct ownership, joint ownership by participant or their spouse, and indirect ownership through a trust, partnership, limited liability company or other entity for the benefit of the participant or spouse. In addition, ownership includes restricted stock awards and intrinsic value of unexercised stock options acquired under Flexsteel’s equity plans.
Policy on Securities Trading - Hedging and Pledging
As part of its Policy Statement on Securities Trading and Communications with Outsiders (Regulation FD), Flexsteel prohibits directors and officers from using any strategies or products (including “put” or “call” options or “selling short” techniques) to hedge against potential changes in the value of Flexsteel common stock. In addition, directors and officers may not pledge Flexsteel common stock as collateral.
Nominating Matters
The Nominating and Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate’s qualifications, the Nominating and Governance Committee considers current and future strategic needs of the Company and the candidate’s expertise in finance, general management, human resources, legal, traditional and digital marketing, e-commerce, sales, operations, manufacturing, supply-chain, company culture, and their independence, high ethical standards, and uncompromising integrity. In addition, the Nominating and Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The Nominating and Governance Committee has not established specific minimum eligibility requirements for candidates other than high ethical standards, uncompromising integrity, commitment to act in the best interests of the shareholders, requirements relating to age, and ensuring that a majority of the Board remains independent.

In addition to the considerations described above, our Nominating and Governance Committee considers diversity in its evaluation of candidates for Board membership. Although the Company has no formal diversity policy, the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in Board composition. The Nominating and Governance Committee discusses diversity considerations in connection with each candidate as well as on a periodic basis in connection with the composition of the Board as a whole.
If the Nominating and Governance Committee approves a candidate for further review following an initial screening, the Nominating and Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Nominating and Governance Committee, all of the other members of the Board, the Chief Executive Officer, the Chief Financial Officer/Chief Operating Officer, and the Vice President of Human Resources. Contemporaneously with the interview process, the Nominating and Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Nominating and Governance Committee will also take into consideration the candidate’s personal attributes, including integrity, loyalty to and concern for the success and welfare of the Company and its shareholders, willingness to apply sound and independent business judgment, awareness of a director’s role in good corporate citizenship and image, time available for meetings and Company matters, and willingness to assume fiduciary responsibilities. The Nominating and Governance Committee will conduct a background check and consider all available information in determining whether to recommend the candidate to the full Board.
Recommendations for candidates to be considered for election to the Board at our annual shareholder meetings may be submitted to the Nominating and Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Nominating and Governance Committee. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section of this Proxy Statement entitled “Proposals by Shareholders.” To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:
•	The name, age, business address and, if known, residence address of each nominee proposed in such notice;
•	The principal occupation or employment of each such nominee; and
•	The number of shares of stock of the Company which are beneficially owned by each such nominee.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on its review of the copies of such reports filed with the SEC, the Company believes that, during fiscal year 2021, all filing requirements applicable to our directors, certain officers, and owners of more than 10% of the Company’s common stock have been met, except one Form 4 was filed late for Eric S. Rangen.
Audit and Ethics Committee Report
The Audit and Ethics Committee has reviewed and discussed the audited financial statements with management. The Audit and Ethics Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The Audit and Ethics Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit and Ethics Committee concerning independence and has discussed with Deloitte & Touche LLP the firm’s independence. Based on the review and discussions referred to above in this report, the Audit and Ethics Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.
This report has been prepared by members of the Audit and Ethics Committee. Members of this Committee are:
William S. Creekmuir, Chair	Matthew A. Kaness	Eric S. Rangen

EXECUTIVE OFFICERS
The following individuals are executive officers of the Company:
Jerald K. Dittmer Age 64 President & Chief Executive Officer	See biographical information set forth under Proposal I, Election of Directors.

Derek P. Schmidt Age 48 Chief Financial Officer, Chief Operating Officer and Secretary
Derek Schmidt joined the Company as Chief Financial Officer and Chief Operating Officer in April 2020, and was subsequently appointed Secretary and Treasurer in May 2020. Mr. Schmidt has over 25 years of broad financial leadership and general management experience driving profitable growth across multiple industries, including over eight years in the furniture industry.

Prior to Flexsteel, Mr. Schmidt was CFO of Crescent Electric Supply Co., one of the nation’s largest electrical distributors. Prior to that, Mr. Schmidt held multiple executive positions with HNI Corporation, a leading global office furniture manufacturer. From 2016 – 2018, Schmidt held the position of Vice President & General Manager, Transactional - The HON Company, an HNI operating company. In this role, Schmidt had oversight for business development, product management, marketing and sales across national accounts, wholesalers, dealers and e-tailers, and was successful in turning around a sales decline driven by changing market needs. From 2014 – 2016, Mr. Schmidt held the position of Vice President, Finance for The HON Company and had executive responsibility for strategic & financial planning, mergers and acquisitions, accounting, credit, contracts, IT and pricing. In this role, he supported a significant increase in revenue growth and an over 27% profit increase within the business. From 2013 – 2014, Mr. Schmidt held the position of Vice President, Finance – HNI Leveraged Furniture Operations and was charged to improve the performance of new operations with financial oversight for manufacturing, distribution and global sourcing operations. From 2011 – 2013, Mr. Schmidt held the position of Treasurer and Vice President, Corporate Finance and led M&A, treasury, investor relations and corporate planning.

Prior to joining HNI, Mr. Schmidt held financial leadership positions with companies such as Silgan Plastics Corporation, MasterBrand Cabinets, Inc., and General Mills Inc.

Mr. Schmidt is a graduate of the University of Wisconsin with a Bachelor of Business Administration in accounting and finance. He also earned a Master of Business Administration with an emphasis in finance and strategic management from the University of Minnesota Carlson School of Management. He is a Certified Public Accountant (CPA) - Inactive, Certified Management Accountant (CMA) and Certified Financial Manager (CFM).

Michael J. McClaflin Age 58 Chief Information and Technology Officer
Mike McClaflin joined the Company in March 2019 as Chief Information & Technology Officer. Mr. McClaflin is responsible for empowering business performance across Flexsteel’s enterprise through strategic technology and information management investments for both internal systems and external go-to-market capabilities. In addition to over 25 years of experience in ERP systems, eBusiness, business intelligence and IT operations, Mr. McClaflin is a versatile executive leader with significant cross-functional expertise in process and performance improvements.

Prior to Flexsteel, Mr. McClaflin was the Director of Acquisition Strategy and Integration for the Birmingham-based Industrial Parts division of the Genuine Parts Corporation. Prior to that, Mr. McClaflin spent 12 years in the furniture industry where he held various technology leadership positions, including serving as Vice President of eBusiness and IT, for the HON Company.

Mr. McClaflin is a graduate of Upper Iowa University, where he received a Bachelor of Arts degree in Accounting and General Management. He also earned a Master of Business Administration with an emphasis in marketing from the University of Iowa Henry B. Tippie College of Business.

David E. Crimmins Age 40 Vice President, Sales
Dave Crimmins joined the Company in September 2019 as Vice President, Sales. He has more than 12 years of experience in the furniture industry, including sales and marketing leadership positions across multiple brands and market segments.

Prior to Flexsteel, Mr. Crimmins was the Vice President of Sales and Marketing for the UK-based North American division of The Senator Group, representing both the Allermuir and Senator brands. His responsibilities included building sales and marketing capabilities, developing and executing go-to-market strategies, and driving improved financial performance across operations in North America. Mr. Crimmins also held multiple sales and general management related roles of increasing responsibility within HNI Corporation across multiple operating companies.

Mr. Crimmins is a graduate of The University of Northern Iowa where he studied marketing. He also earned a Master of Business Administration from the University of Baltimore.

Carl Anthony Hayden Age 59 Vice President, Operations
Carl “Tony” Hayden joined the Company in February 2019 as Vice President, Manufacturing and was named Vice President, Operations in August 2019. He has more than 25 years of experience in furniture manufacturing operations, including lean manufacturing implementation along with leading the procurement, sourcing and logistics functions.

Prior to Flexsteel, Mr. Hayden served as Vice President, Operations for the Wood Group at HNI Inc., a large commercial office furniture manufacturing and distribution company. His experience at HNI also included increasing levels of responsibility in the roles of General Manager, Group Vice President and Vice President, International Operations. His responsibilities included managing domestic operations for three different HNI divisions, its operations in China and India and completing due-diligence analysis for international acquisitions.

Mr. Hayden is a graduate of The University of Iowa with a Bachelor of Business Administration.

Stacy M. Kammes Age 41 Vice President, Human Resources
Stacy Kammes joined the Company in 2014 as Director, Human Resources and was named Vice President, Human Resources in 2017. Ms. Kammes was appointed Assistant Secretary in May 2020. With 19 years of HR experience, she is responsible for leading the Human Resources function and providing expertise on organizational development, talent acquisition and development, compensation, benefits and labor relations.

Prior to Flexsteel, Ms. Kammes served as an HR Leader-Organizational Effectiveness Talent, Global Supply Chain and OnHighway Business for Cummins Emission Solutions, a global leader in designing, manufacturing and integrating exhaust aftertreatment solutions. In these roles, she drove talent acquisition, performance management, training and development, succession planning and labor relations across multiple global manufacturing, distribution and corporate locations. Earlier in her career, Ms. Kammes held several plant HR positions within Cummins Emission Solutions and Federal Mogul.

Ms. Kammes is a graduate of the University of Wisconsin-Platteville, where she studied Business Administration with an emphasis in General Management and Human Resource Management. She also earned a Master of Business Administration from Upper Iowa University.

Timothy P. Newlin Age 51 Vice President, Product Management
Tim Newlin has 15 years of experience in leadership roles at the Company. In 2019 he was named Vice President, Marketing & Product Management and in 2021 his role was modified to Vice President, Product Management. He is responsible for all aspects of the product portfolio including appearance, functionality, performance, profitability and life cycle management; for the physical innovation, design, engineering and development of product; and for the product merchandising and messaging supporting all sales channels.

Prior to 2019, he was Vice President, Home Furnishings, where he provided the strategic direction for the business with full P&L responsibility and was head of the functions of Merchandising, Sales, Retail Development, and Design. Immediately prior, Mr. Newlin was National Sales Director, having risen through the sales channel from territory sales, regional sales management to the top position in national sales over the course of eight years. He has over 25 years in the furniture business.

Mr. Newlin is a graduate of Miami University in Ohio, with a business degree in Marketing with a focus on merchandising.

EXECUTIVE COMPENSATION
Summary Compensation Table
During fiscal year 2021, the Company had three named executive officers. The following table sets forth the cash and non-cash compensation, for the fiscal years so indicated awarded to or earned by: (i) the individual serving as the Company’s principal executive officer (“PEO”); and (ii) the Company’s two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year.
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Comp ($)(5)	All Other Comp ($)(6)	Total ($)
Jerald K. Dittmer President and Chief Executive Officer	2021	656,250	—	875,001	60,000	1,141,491	40,439	2,773,181
	2020	663,542	—	874,993	—	—	51,679	1,590,214
Derek P. Schmidt Chief Financial Officer and Chief Operating Officer	2021	393,750	—	272,999	35,000	456,200	189,227(2)	1,347,176
	2020	82,923	151,920	537,441	122,000	—	17,654	911,938
Timothy P. Newlin Vice President Product Management	2021	300,000	—	180,006	—	253,215	24,986	758,207
	2020	272,112	84,000	667,989	—	—	34,016	1,058,117
(1)	On April 8, 2020, the Compensation Committee approved a 25% temporary reduction to the base salaries of the Company’s CEO and CFO/COO through October 1, 2020.
(2)	The amount shown includes a $74,161 gross up of taxes for relocation benefits received by Mr. Schmidt.
(3)
The amounts shown for fiscal year 2021 include the grant date fair value of three-year performance share awards granted under the LTIP, restricted stock and restricted units awarded to certain named executive officers. No performance shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. The 2021 three-year performance period is July 1, 2020 – June 30, 2023. The 2020 three-year performance period is July 1, 2019 – June 30, 2022. Shares earned, if any, will be issued following each respective three-year performance period. The amounts include the grant date fair value of the performance share awards assuming achievement of the target performance goals. The grant date fair value is determined by taking total units granted for the performance period at target multiplied by the closing market price on date of grant. The maximum share award value that could be issued for Mr. Dittmer is $1,050,010 for 2021, for Mr. Schmidt is $327,609 for 2021, and for Mr. Newlin is $216,010 for 2021. The amounts shown in the table for fiscal 2021 include the grant date fair value of restricted stock and restricted stock units for Mr. Dittmer – $349,995; for Mr. Schmidt – $109,195; and for Mr. Newlin – $72,000. The grant date fair value is determined by taking total restricted stock and restricted stock units granted multiplied by the closing market price on date of grant.

(4)
The amounts shown represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the stock option award amount may be found in Note 11 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021. The material terms of the options granted in fiscal 2021 are set forth in the Outstanding Equity Awards at Fiscal Year-End table below.

(5)	The amounts shown represent the cash earned under the Company’s Cash Incentive compensation plan for the fiscal year.
(6)	The table below presents an itemized account of “All Other Compensation” provided in fiscal 2021 to the named executive officers:
Name	Year	Tax Preparation ($)	Country Club Dues ($)	Supplemental Medical ($)	Furniture Program ($)	401K Match ($)	Relocation ($)	Total All Other Comp
J. K. Dittmer	2021	1,529	4,828	10,034	9,548	14,500	—	40,439
	2020	1,637	4,725	8,606	22,913	13,798	—	51,679
D. P. Schmidt	2021	—	—	5,439	34,219	14,500	135,069	189,227
	2020	—	—	—	16,341	1,313	—	17,654
T. P. Newlin	2021	—	7,396	3,273	4,021	10,296	—	24,986
	2020	960	7,242	6,580	640	18,594	—	34,016
Jerald K. Dittmer Employment Agreement
Effective December 28, 2018, the Company named Jerald K. Dittmer President and Chief Executive Officer. In connection with Mr. Dittmer’s appointment, the Company entered into an employment agreement (the “Employment Agreement”) with him, dated December 17, 2018, as amended August 30, 2019, that provides for an annual salary of $700,000 and benefits commensurate with other executive officers of the Company
Mr. Dittmer is eligible to participate in the Company’s Cash Incentive Plan at 115% of his base salary at target performance with a maximum funding of 200% of base salary.
Mr. Dittmer participates in the Company’s long-term incentive plan, which is established annually by the Compensation Committee of the Board, beginning with the July 1, 2019 through June 30, 2022 performance period, with his participation set at 125% of his base salary at the target award level.

Mr. Dittmer participates in the Company’s Severance Plan for Management Employees, which provides for the post-termination benefits described under “Executive Compensation Termination or Change-In-Control” below. In addition, Mr. Dittmer entered into a Confidentiality and Non-Competition Agreement whereby he agreed not to compete with the Company during employment and for 12 months after termination.
Derek P. Schmidt Letter Agreement
In connection with Derek P. Schmidt’s appointment to the positions of Chief Operating Officer and Chief Financial Officer, the Company entered into a letter agreement with Mr. Schmidt, dated March 10, 2020, effective April 6, 2020 (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Schmidt serves as the Company’s Chief Operating Officer and Chief Financial Officer and receives an annual base salary of $420,000. In addition to his base compensation, Mr. Schmidt is entitled to additional compensation as described below.
1.	Mr. Schmidt received a sign-on bonus of $50,000.
2.
Mr. Schmidt is eligible to participate in the Company’s Cash Incentive Plan with his initial participation set at 75% of his base salary at target performance with a maximum funding of 200% of the target award.

3.
Mr. Schmidt is eligible to participate in the Company’s Long-Term Incentive Plan beginning with the July 1, 2019 through June 30, 2022 performance period, prorated for days employed, with his participation set at 65% of his base salary and paid in shares.

4.
Pursuant to the Company’s Omnibus Stock Plan, Mr. Schmidt was awarded a number of Restricted Stock Units (“RSUs”) equal to $334,000 based upon the average of the previous 10 trading days closing stock price to the grant date (his first date of employment). One half of the awarded RSU’s vested on July 1, 2020, and the second half vested on January 1, 2021.

5.
Pursuant to the Company’s Omnibus Stock Plan, Mr. Schmidt was awarded an option with a value of $122,000 with the number of option shares based on the Black Scholes calculation method. The option is subject to a three-year vesting schedule.

Mr. Schmidt was reimbursed reasonable and customary closing and realtor costs for the sale of his prior home. In addition, the Company reimbursed Mr. Schmidt a monthly amount equal to the lesser of his two mortgages for the shorter of the following: until his prior home sold or for up to six months after his start date. If Mr. Schmidt terminates his employment prior to April 6, 2022, all relocation benefits/expenses (prorated for length of service within the two years) will be immediately reimbursed to the Company.
Mr. Schmidt participates in the Company’s Severance Plan for Management Employees which provides for the post-termination benefits described under “Executive Compensation- Termination or Change-In-Control” below. In addition, Mr. Schmidt entered into a Confidentiality and Non Competition Agreement whereby he agreed not to compete with the Company during employment and for 12 months after termination.
Components of Executive Compensation
The principal components of our executive officer compensation program include base salary, annual cash incentive compensation and long-term incentives using our common stock and benefit programs.
Base Salary. An individual executive officer’s base salary is based upon the executive officer’s level of responsibility, cumulative knowledge and experience, past individual performance, contributions to past corporate performance, and competitive rates of pay. The Compensation Committee reviews each executive officer’s salary annually and makes adjustments, as appropriate, based on the Chief Executive Officer’s recommendation, including any change in the executive officer’s responsibilities, the executive officer’s past performance and changes in competitive salary levels provided by the compensation consultants retained by the Compensation Committee.
Cash Incentive Compensation. The purpose of our Cash Incentive Compensation Plan (the “CIP”) is to align incentive compensation with performance measures that drive the Company’s market value. The CIP is also designed to promote the accomplishment of corporate objectives as reflected in the Company’s operating plan and objectives established by management, and to recognize achievement through the payment of incentive compensation. For fiscal 2021, the awards were based on two six-month performance periods. After the completion of each performance period, the Compensation Committee ratifies cash incentives based principally on the extent to which objectives have been achieved. If threshold performance levels are not met, no award is made. The incentive award levels for each six-month performance period are expressed as a percentage of the executive officer’s annual base salary for the six-month period ranging from 35% to 115% based on the individual’s responsibility level and total compensation. The payouts of the individual objectives of the CIP range from threshold of 40% to a maximum of 200% of the target award. When the threshold performance is achieved, the payout percentage increases proportionately to the improvement in performance as measured against the objective. The weighting of the objectives for the first half of fiscal year 2021 for all the named executive officers was: 50% for adjusted EBIT, 15% for retail net sales, 15% for e-commerce net sales and 20% for individual strategic objectives. The weighting of the objectives for the second half of fiscal year 2021 for all the named executive officers was 50% for adjusted EBIT, 30% for net sales, and 20% for individual strategic objectives. The individual strategic objectives were established to be challenging but achievable. During fiscal year 2021 the named executive officers achieved their individual strategic objective at the target level or above. The amount of the awards for achieving the performance objectives for fiscal 2021 is set forth in the Non-Equity Incentive Compensation column of the Summary Compensation Table.
The indicated performance objectives under the cash incentive compensation plan for fiscal 2021 were as follows:
First Half of Fiscal 2021
•	Target: adjusted EBIT: -$4.5 million, retail net sales: $103.1 million, e-commerce net sales: $38.3 million.
•	Threshold: adjusted EBIT: -$11.5 million, retail net sales: $77.3 million, e-commerce net sales: $28.7 million.
•	Outstanding: adjusted EBIT: $0.5 million, retail net sales: $122.4 million, e-commerce net sales: $45.5 million.
•	Maximum: adjusted EBIT: $2.5 million, retail net sales: $141.8 million, e-commerce net sales: $52.7 million.
For the first half of fiscal year 2021, the Company achieved the indicated performance objectives as a percentage of target as follows: 200% for adjusted EBIT, 200% for retail net sales and 74% for e-commerce net sales.
Second Half of Fiscal 2021
•	Target: adjusted EBIT: $15.7 million, net sales: $230 million.
•	Threshold: adjusted EBIT: $12.6 million net sales: $207 million.
•	Outstanding: adjusted EBIT: $18.1 million, net sales: $246.1 million.
•	Maximum: adjusted EBIT: $18.8 million, net sales: $264.5 million.
For the second half of fiscal year 2021, the Company achieved the indicated performance objectives as a percentage of target as follows: 79% for adjusted EBIT and 178% for retail net sales.
Long-Term Incentives. The purpose of the Long-Term Incentive Compensation Plan (the “LTIP”) and the Omnibus Stock Plan is to promote the interests of the Company and its shareholders by providing key personnel of the Company with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance, and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the opportunity to acquire a proprietary-interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The level of award opportunities, as combined under both plans, are intended to be consistent with comparable companies and reflect an individual’s level of responsibility and performance.
Long-Term Incentive Compensation Plan. Under the LTIP, it is generally intended that the established performance objectives will be measured over a three-year period. The Compensation Committee will also establish the weighting of each corporate performance objective for purposes of the performance calculations in advance of each performance period. The Compensation Committee selected fully diluted earnings per share as the performance objective for the three-year performance period beginning on July 1, 2018 and ended on June 30, 2021, for Mr. Newlin, the only named executive officer participant during that performance period. The performance objective was selected and applied, at that time, as the best measurement of the Company’s and the individual’s long-term performance. The specific performance targets are expressed in an aggregate amount for the three-year period ended June 30, 2021. The Compensation Committee endeavors to set the targets at levels that challenge our executive officers to improve operating results and enhance shareholder value.

At the start of each three-year performance period, the Compensation Committee establishes a target number of shares of our common stock that each executive officer can earn subject to our achievement over the three-year performance period of threshold, target and maximum levels of each corporate performance objective. Threshold and maximum levels will be expressed as a multiple of the target level. For the performance period that began July 1, 2018, the target number of shares for which each executive officer is eligible is based on a percentage of the executive officer’s base salary at the beginning of the performance period and was 30% for Mr. Newlin. Mr. Dittmer and Mr. Schmidt were not participants in the performance period ended June 30, 2021. The payouts of the individual objectives of the LTIP range from threshold of 40% to a maximum of 200% of the target award. When the threshold level is achieved, the payout percentage increases proportionally to the improvement in performance as measured against the objective. The beginning of each fiscal year triggers the start of another three-year performance period. This plan structure results in three active performance periods being in place at any given time. The weighting of the performance objective for the three-year performance period ended on June 30, 2021 for Mr. Newlin was: 100% for fully diluted earnings per share.
For the three-year performance period ended June 30, 2021, the performance goals under the LTIP reflecting three-year totals were as follows:
•	Target: fully diluted earnings per share: $9.75.
•	Threshold: fully diluted earnings per share: $8.95.
•	Maximum: fully diluted earnings per share: $11.00.
During the three-year period ended June 30, 2021, the Company did not achieve the fully diluted earnings per share objective.
For awards under the LTIP for the three-year periods ending June 30, 2022 and 2023, participants may earn one-third of the award in each of the three years based on meeting performance objectives for that year. The cumulative award payout for all three years is made after the end of the third year. The performance objectives for the second and third years will be based on a set growth rate of the performance objectives over the previous year’s financial results. Because of the adverse impact of the COVID-19 pandemic and continued global trade tensions on the Company’s financial results for the period ended June 30, 2020, the calculation of the performance objectives for the second year using the established growth rates in the plan would have resulted in financial goals that are not aligned to long-term shareholder value creation. As a result, performance objectives for the second and third years of the three-year award period ending June 30, 2022, were modified.
Omnibus Stock Plan. During fiscal 2021, the Company granted stock options, restricted stock units and restricted stock to executive officers under the Omnibus Stock Plan. In response to industry practices and competitive forces, the Compensation Committee has determined to emphasize stock awards over options awards. The Compensation Committee also believes that stock awards are a more effective way to provide named executive officers with a proprietary interest in the Company and assist the named executive officers to meet the stock ownership guidelines established by the Board. See “Corporate Governance – Stock Ownership Guidelines.” Generally, stock awards vest annually over a three-year period.
Stock options awarded under the shareholder approved plan give executive officers the opportunity to purchase our common stock for a term not to exceed 10 years and at a price of no less than the closing sale price of our common stock on the date of grant. Executive officers benefit from stock options only to the extent stock price appreciates after the grant of the option. The Compensation Committee recognizes that each executive officer, rather than the Compensation Committee, decides whether or not to exercise an option at any given time. For this reason, the Compensation Committee’s decision to grant a stock option to an executive officer does not take into account any gains realized by the executive officer due to a decision to exercise a pre-existing option in any given year. The Compensation Committee has not repriced stock options or replaced stock options that are underwater in the past and does not intend to engage in either practice in the future.
Stock options, restricted stock units and restricted stock are granted at the Compensation Committee’s regularly scheduled meetings, based on recommendations from the Chief Executive Officer, the participant’s level of responsibility and total compensation. Most Compensation Committee meetings are scheduled a year in advance. Scheduling decisions for Compensation Committee meetings are made without regard to anticipated earnings or other major announcements by us. The Compensation Committee will consider granting various types of equity to newly hired executive officers on a case-by-case basis.

Other Compensation and Benefits. We may provide the following perquisites to our executive officers:
•	country club dues;
•	tax planning services;
•	supplemental health insurance; and
•	furniture program.
These perquisites are provided to retain executive officers for key positions, to assist in their business development efforts and to remain competitive in the marketplace. The value of the perquisites provided to our named executive officers is set forth in the column titled “All Other Compensation” of the Summary Compensation Table.
Other Policies. The Company’s CIP, Omnibus Stock Plan and LTIP provide for the right to require a participant to pay back any amount received under the plan to the extent provided by law or any “clawback” policy adopted by the Company. The award agreements under the CIP, Omnibus Stock Plan and LTIP provide for the forfeiture of awards received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information.
Role of Executives in Establishing Compensation. Our chief executive officer plays an integral role in recommending compensation for named executive officers (including base salary and performance based annual and long-term cash and equity compensation). Our chief executive officer participates in committee meetings to provide background information on our business, financial and operational objectives, and annually reviews the performance of each executive officer based on their contributions to achieving our business, financial and operational objectives and recommends compensation for our executive officers. Compensation Committee members also develop their own opinions on the annual performance or our executive officers based on their interactions with them. As required by the listing standards of the NASDAQ Stock Market LLC, our chief executive officer does not participate in deliberations concerning, or vote on, their compensation arrangements. The Compensation Committee approves the compensation for all executive officers.
Tax Implications. Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. Historically, there has been an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under applicable Internal Revenue Service (IRS) regulations. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive officer compensation, the Compensation Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executive officers.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information relating to equity awards outstanding at June 30, 2021, for each of our named executive officers.
	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexerciable (#)(2)	Option Exercise Price	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares of Units or Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
J. K. Dittmer	7/1/2020		23,256	12.77	7/1/2030	74,235	2,998,352	64,460	2,603,539
	8/30/2019	30,000		15.14	8/30/2029
	12/28/2018	56,668	28,332	21.96	12/28/2028

D. P. Schmidt	7/1/2020		13,566	12.77	7/1/2030	13,907	561,704	20,101	811,879
	4/6/2020		108,884	9.97	4/6/2030

T. P. Newlin	1/15/2019	6,020		24.98	1/15/2029	12,058	487,023	12,977	524,141
	9/13/2018	2,286		32.80	9/13/2028
	9/8/2017	1,105		45.21	9/8/2027
	9/1/2016	737		47.45	9/1/2026
	7/1/2015	464		43.09	7/1/2025
	12/8/2014	500		31.06	12/8/2024
	12/9/2013	500		27.57	12/9/2023
(1)	Options include both incentive stock options and non-statutory stock options.
(2)	Mr. Dittmer’s options vested on July 1 of 2021. Mr. Schmidt’s April 6, 2020 grant date option vests in full on April 6, 2023. His July 1, 2020 grant date option vested on July 1 of 2021.
(3)	Options expire on the tenth anniversary of the grant date.
(4)
Mr. Dittmer’s unvested restricted stock and restricted stock units vest as follows: 11,062 shares vested on July 1, 2021; 3,895 shares vest on December 14, 2021; 20,710 shares vest on June 30, 2022; 5,531 shares vest on July 1, 2022; 3,895 shares vest on December 14, 2022; and 29,142 vest on June 30, 2023. Mr. Schmidt’s unvested restricted stock and restricted stock units vest as follows: 4,815 shares vest on June 30, 2022; and 9,092 vest on June 30, 2023. Mr. Newlin’s restricted stock units vest as follows: 2,087 shares vested on July 1, 2021; 3,976 shares vest on June 30, 2022; and 5,995 vest on June 30, 2023.

(5)	The market value of unvested stock awards is based on the closing stock price on June 30, 2021, which was $40.39.
(6)
The amounts shown represent the potential three-year performance share unit awards under the Long-Term Incentive Plan during the three, three-year performance periods in effect during fiscal year 2021. No shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. Shares earned, if any, will be issued following each respective three-year performance period. Mr. Dittmer, Mr. Schmidt and Mr. Newlin participated in the fiscal year 2021 – 2023 and 2020 - 2022 performance plan periods. Unearned performance shares are shown below assuming target performance for grants made in fiscal years 2021, 2020, and 2019:

Name	2021(a)	Fiscal Year 2020(b)	Fiscal Year 2019(c)	Total
J. K. Dittmer	43,714	20,746	—	64,460
D. P. Schmidt	13,639	6,462	—	20,101
T. P. Newlin	8,993	3,984	—	12,977
(a)	Three-year performance period ends June 30, 2023
(b)	Three-year performance period ends June 30, 2022
(c)	Three-year performance period ended June 30, 2021
Termination or Change in Control
Severance Plan for Management Employees. The Severance Plan for Management Employees (the “Severance Plan”) provides for the payment of severance to eligible employees in the event of an involuntary termination of an eligible employee’s employment initiated by the Company (a “Qualifying Termination”). An eligible employee is an employee of the Company or its affiliates who is either (i) an executive reporting directly to the Chief Executive Officer of the Company on other than an interim or temporary basis, or (ii) an individual designated as an eligible employee by the plan administrator or its delegate, within its sole discretion (an “Eligible Employee”). A Qualifying

Termination does not include (i) termination for cause, (ii) an Eligible Employee’s voluntary resignation or retirement from the Company, (iii) an Eligible Employee’s termination as a result of the Eligible Employee’s death or disability, or (iv) an Eligible Employee’s failure to return to work within the time required following an approved leave of absence.
Subject to the terms and conditions of the Severance Plan, an Eligible Employee will receive severance payments of:
•	the Eligible Employee’s base salary continuation for 12 months;
•
a lump sum payment equal to the COBRA premiums necessary to continue the Eligible Employee’s and his or her dependents’ health insurance coverage in effect on the Eligible Employee’s termination date for a period of 12 months, without regard to whether the Eligible Employee or his or her dependents elect continuation coverage under COBRA; and

•
a lump sum payment equal to the amount of cash compensation that would be payable to the Eligible Employee under the CIP for the fiscal year during which the termination date occurs if the Eligible Employee’s employment had continued through the end of such fiscal year, computed assuming that the “target” level of performance had been achieved, without regard to any discretionary adjustments that would have the effect of reducing the amount of the annual incentive bonus (other than discretionary adjustments applicable to all similarly-situated employees who did not terminate employment).

The plan administrator may remove an individual as an Eligible Employee prior to a Qualifying Termination. An Eligible Employee may not be removed as an Eligible Employee from participation in the Severance Plan on or after a Qualifying Termination.
The Company is entitled to clawback all Severance Payments made to an Eligible Employee under the Severance Plan in the event the Eligible Employee breaches any provision of any non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any agreement between the Eligible Employee and the Company.
To receive any severance payments, an Eligible Employee must execute and deliver a severance agreement which provides for a release of claims against the Company, a confidentiality provision and a 12-month non-competition and non-hire clause.
The benefits under the Severance Plan replace and supersede all prior existing severance payments applicable to Eligible Employees, whether formal or informal, written or oral.
Cash Incentive Compensation Plan and Long-Term Incentive Compensation Plan. Under the terms of the Company’s CIP and LTIP and applicable award agreements, named executive officers are entitled to receive payments as a result of a termination due to death or disability, on or after reaching age 62, or due to an involuntary termination for other than cause in the event of a change in control. The amount to be paid to a participant in such events is based on the pro rata number of days worked during the performance period. The awards will be paid in a lump sum after the end of the performance period, except under certain circumstances as determined by the Compensation Committee. The award agreements for both the CIP and the LTIP provide for the forfeiture of payments received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information.
Omnibus Stock Plan. Under the terms of the Omnibus Stock Plan and applicable award agreements, the unvested restricted stock units, restricted stock and options held by a named executive officer will vest in full upon the death or disability of such person or for the fiscal years prior to 2022 upon a change in control. Beginning with fiscal 2022, in the event of a change in control, the award will only vest due to an involuntary termination for other than cause. The award agreements for the Omnibus Stock Plan provide for the forfeiture of payments received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information.

OWNERSHIP OF STOCK BY
DIRECTORS AND EXECUTIVE OFFICERS
The table below sets forth the shares of the Company’s common stock beneficially owned by the Company’s directors, the named executive officers, and by all directors and executive officers as a group as of September 24, 2021. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.
Name	Title	Amount of Common Stock Beneficially Owned (#)(1)	Percent of Common Stock Outstanding
Derek P. Schmidt	Chief Financial Officer, Chief Operating Officer	170,128	2.5%
Jerald K. Dittmer	President and Chief Executive Officer, Director	163,222	2.4%
Eric S. Rangen	Director	36,569	0.5%
Matthew A. Kaness	Director	35,339	0.5%
Thomas M. Levine	Director	24,109	0.4%
Mary C. Bottie	Director	18,854	0.3%
William S. Creekmuir	Director	15,307	0.2%
Kathryn P. Dickson	Director	901	0.0%
All Directors and Executive Officers as a Group (9)		500,666	7.4%
(1)
Includes the following number of shares, which may be acquired as of September 24, 2021, or within 60 days of such date by exercise of stock options: Mr. Schmidt – 13,566; Mr. Dittmer – 109,924; Mr. Rangen – 10,500; Mr. Newlin – 11,612; Mr. Levine – 5,500; All Directors and Executive Officers as a Group – 151,102.

OWNERSHIP OF STOCK BY
CERTAIN BENEFICIAL OWNERS
To the best knowledge of the Company, no person owns beneficially five percent or more of the outstanding common stock of the Company as of September 24, 2021 except as set forth below. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.
Name	Address	Amount of Common Stock Beneficially Owned(1)	Percent of Class
Royce & Associates LLC	745 Fifth Avenue, New York, NY 10151	979,500(2)	14.40%
Dimensional Fund Advisors LP	6300 Bee Cave Road, Bldg One, Austin, TX 78746	576,440(3)	8.50%
(1)	To the best knowledge of the Company, no beneficial owner named above has the right to acquire any additional beneficial ownership.
(2)
The number of shares beneficially owned is based on information provided in a schedule 13G filed with the Securities and Exchange Commission on February 12, 2021, which reflects sole investment and voting power with respect to 979,500 shares.

(3)
The number of shares beneficially owned is based on information in a schedule 13G filed with the Securities and Exchange Commission on January 1, 2021, which reflects shared dispositive power for 576,440 shares, sole voting power for 552,844 shares, and no voting power for 23,596 shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP was the Company’s independent registered public accounting firm in fiscal 2021. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche LLP provided audit-related services during fiscal 2021 and 2020.
The Audit and Ethics Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. The Audit and Ethics Committee reviewed professional services and the possible effect on Deloitte & Touche LLP’s independence was considered. The Audit and Ethics Committee has considered and found the provision of services for non-audit services compatible with maintaining Deloitte & Touche LLP’s independence. All services provided by Deloitte & Touche LLP during fiscal 2021 and 2020 were pre-approved by the Audit and Ethics Committee. It is not expected that a representative of Deloitte & Touche LLP will attend the annual meeting of Shareholders.
(in thousands)	2021	2020
Audit Fees(1)	$750	$733
(1)
Professional fees and expenses for the audit of financial statements for fiscal 2021 and fiscal 2020 consisted of (i) an audit of the Company's annual consolidated financial statements; (ii) reviews of the Company's quarterly consolidated financial statements; (iii) consents and other services related to Securities and Exchange Commission matters; (iv) consultations on financial accounting and reporting matters arising during the course of the audit and reviews.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of June 30, 2021, about the Company’s equity compensation plans, including the Company’s long-term incentive plan.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) ($)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a) (c) (#)(4)
Equity compensation plans approved by security holders	677,495(1)	$16.92	611,688
Equity compensation plans not approved by security holders	133,884(2)	$14.90	0
Total	811,379	$31.82	611,688
(1)
Includes the shares of common stock and underlying 231,860 outstanding stock options, 162,555 outstanding restricted stock units under the Omnibus Stock Plan and 283,080 outstanding performance share awards under the LTIP, assuming maximum performance.

(2)	Includes 133,884 stock options granted under inducement awards.
(3)	Represents the weighted average exercise price of outstanding stock options. Outstanding restricted stock units and performance share awards do not have an exercise price.
(4)
Represents the shares of common stock remaining available for future issuance under the Omnibus Stock Plan in the amount of 299,359 shares and under the Long-Term Incentive Plan at maximum performance in the amount of 312,329 shares.

PROPOSALS BY SHAREHOLDERS
Shareholders wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2022 annual meeting must submit the proposal in writing and direct it to the Secretary of the Company at the address shown in this proxy statement. The Company must receive it no later than June 28, 2022. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the 1934 Act. It is suggested that the proposal be submitted by certified mail, return receipt requested. Shareholders who intend to present any other proposal or nominate a person to be elected as a director at the 2022 annual meeting must provide the Company notice of such proposal no later than September 9, 2022. However, if the 2022 annual meeting is to be held before November 7, 2022 or after February 6, 2023, then the proposal or nomination must be received before the later of (i) the close of business on the tenth day following the day on which public disclosure of the meeting date is made and (ii) the close of business 90 days before the 2022 annual meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
OTHER MATTERS
The percentage total number of the outstanding shares represented at each of the last three years’ shareholders’ annual meetings was as follows: 2018 – 75.5%; 2019 – 75.9%; and 2020 – 71.8%.
A copy of the Company’s Annual Report on Form 10-K for the year ended June 30, 2021, other reports filed or furnished with or to the Securities and Exchange Commission, our Guidelines for Business Conduct, Audit and Ethics Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter are available, without charge, on the Company’s website at www.flexsteel.com or by writing to the Office of the Secretary, Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877.
The Board does not know of any other matter that may come before the meeting. However, should any other matter properly come before the meeting, the persons named in the proxy card will vote in accordance with their judgment upon such matters.
Shareholders are urged to vote by internet or telephone, or if you received paper copies of our Proxy materials, you can also mark, date, sign and promptly mail the accompanying Proxy card in the enclosed envelope. Prompt response is helpful, and your cooperation will be appreciated.
BY ORDER OF THE BOARD OF DIRECTORS

Derek P. Schmidt
Secretary
October 26, 2021
Dubuque, Iowa

FLEXSTEEL®
FLEXSTEEL INDUSTRIES, INC.
P.O. BOX 877
DUBUQUE, IA 52004-0877

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FLXS2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D61303-P62162

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEXSTEEL INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three (3) Class II Directors to serve until the 2024 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mary C. Bottie
02) Eric S. Rangen
03) Kathryn P. Dickson

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To approve, an amendment to Article V, Section 3 of the Amended and Restated Bylaws to increase from 72 to 75 the age a person must be less than to be elected or appointed as a director.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D61304-P62162

FLEXSTEEL INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Flexsteel Industries, Inc., hereby appoints Jerald K. Dittmer and Derek P. Schmidt, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote at the Annual Meeting of the Shareholders of Flexsteel Industries, Inc., to be held at www.virtualshareholdermeeting.com/FLXS2021 on Wednesday, December 8, 2021 at 10:00 a.m. Central Time and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side